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                                                      Exhibit 4.4

                       FIRST SUPPLEMENT TO
                        EXECUTIVE OFFICER
                    1996 RESTRICTED STOCK AND
                     STOCK OPTION AGREEMENT


     This First Supplement to the Executive Officer Restricted Stock and Stock Option Agreement (the "Supplement") is entered into as of the date set forth below, by the undersigned executive officer ("Executive Officer") and The Advest Group, Inc. (the "Company"). The purpose of this Supplement is to provide for the deferral of a portion of the Executive Officer's Management Incentive Plan compensation for fiscal 1996 and the investment of that deferred amount in the Company's common stock under the Executive Officer Equity Plan.

     ARTICLE 1. Agreement to Participate and Amount Deferred. Executive Officer hereby agrees to accept the portion set forth below (the "Deferred Amount") of his or her Management Incentive Plan compensation in the form of shares of common stock of the Company subject to the restrictions set forth below (the "Restricted Stock"). It is understood that this agreement of the Executive Officer is a condition to the Executive Officer's receipt of this Deferred Amount. Executive Officer hereby authorizes the Company to withhold from his or her Management Incentive Plan compensation the Deferred Amount. The Company may, but shall not be obligated to, invest any Deferred Amount in insured bank deposit accounts or other money-market investments pending investment under this Supplement. On the fifth business day after the date of release by the Company of annual summary statements of financial data the Executive Officer's Deferred Amount, together with any earnings thereon, shall be applied by the Company to acquire shares of the Company's common stock (the "Stock") at 100% of the closing price per share of the Stock on the New York Stock Exchange on the day the Restricted Stock is purchased. All purchases of Stock to be delivered under this Supplement shall be from the unallocated treasury stock of the Company. Fractional shares of Stock may be acquired by Executive Officer, provided that the Company may establish procedures to eliminate any fractional holdings. No stock options will be issued in connection with purchases under this Supplement.

     ARTICLE II. Restricted Stock Agreement. Executive Officer hereby authorizes the Company to hold in the Company's name as escrow agent for Executive Officer, all shares of Restricted
Stock to which Executive Officer is entitled.

     A.Restrictions. Shares of Restricted Stock which are placed into escrow for the benefit of Executive Officer will be subject to the following restrictions and conditions:

             (1) During the period commencing on the date of the acquisition of any shares of Restricted Stock hereunder and terminating on January 1, 2002 (together with

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     any extensions of such period approved as provided herein)
     (the "Restriction Period"), Executive Officer shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock acquired hereunder. One year extensions of the Restriction Period for Restricted Stock purchased hereunder will be made at Executive Officer's election, which election must be in writing on a form provided by the Company and must be made no later than one year before the Restriction Period would otherwise terminate; provided, however, that the Company may at any time determine that no additional extensions of Restriction Periods will be effective;

            (2) Executive Officer shall have the right to direct the vote of his or her shares of Restricted Stock during the Restriction Period. Executive Officer shall have the right to receive any regular dividends on such shares of Restricted Stock. The Company shall in its sole discretion determine Executive Officer's rights with respect to extraordinary dividends on the shares of Restricted Stock; and

            (3)Shares of Restricted Stock shall be transferred to Executive Officer's brokerage account with Advest, Inc. within a reasonable time after, and only after, the Restriction Period shall expire (or such earlier time as the restrictions may lapse in accordance with this Article) without forfeiture in respect of such shares of Restricted Stock.

     B.Termination of Employment. Subject to the provisions of subparagraph (A) above, the following provisions shall apply to Executive Officer's shares of Restricted Stock prior to the end of the Restriction Period (including extensions):

          (1)Upon Executive Officer's death, Permanent
     Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or an an affiliate of the Company (an "Affiliate") by which Executive Officer is employed, voluntary termination of employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the restrictions on Executive Officer's Restricted Stock shall immediately lapse, and such shares shall be delivered to Executive Officer or Executive Officer's designated Beneficiary, as the case may be, within a reasonable time after the occurrence of any such event.

     For purposes of this Supplement, the following terms shall have the stated definitions:

               (i) "Permanent Disability" means a mental or physical condition which renders Executive Officer permanently unable or incompetent to engage in any substantial gainful activity.

               (ii) "Retirement" means the date Executive Officer retires after attaining the age of fifty-five.

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               (iii)"Change of Control" means a transfer or sale
          of substantially all of the assets of the Company or merger or consolidation of the Company into or with any other corporation or entity that occurs after the effective date of this Supplement, provided either (a) the other corporation or entity is engaged in the retail securities brokerage business at the date of the transaction and such transaction results in the Company not surviving such merger or consolidation or (b) a substantial change in the senior management of the Company occurs within six months as a result of the transaction.

               (iv) "Cause" shall be deemed to include any act of dishonesty or fraud, gross negligence, gross insubordination or willful or reckless conduct detrimental to the business of the Company or an Affiliate.

               (v) "Beneficiary" means any person (including, but not limited to, Executive Officer's estate) designated by Executive Officer on a form provided or approved by the Company to receive any Stock to which Executive Officer shall be entitled upon Executive Officer's death in accordance with the terms of this Supplement. If more than one Beneficiary shall be designated, the Beneficiaries shall share equally in any rights or interests of Executive Officer under this Supplement. If Executive Officer shall fail to file a valid designation form, or if all persons designated on the designation form shall have predeceased Executive Officer, the Company shall distribute all of Executive Officer's Stock to which he or she shall have been entitled upon his or her death to the Executive Officer's estate.

          (2) Upon Executive Officer's Retirement without the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which Executive Officer is employed or voluntary termination of employment within nine months of a Change of Control, Executive Officer shall forfeit all of Executive Officer's shares of Restricted Stock and receive in return, without interest, a cash payment equal to (a) the lesser of: (i) the aggregate purchase price for such Restricted Stock, and (ii) the closing price per share of Stock on the Composite Tape of the New York Stock Exchange on Executive Officer's date of termination or Retirement, multiplied by (b) the number of shares of Restricted Stock owned by Executive Officer.

          (3) If Executive Officer voluntarily terminates employment (other than as set forth in subparagraphs (1) or (2) of this Article), is involuntarily terminated for Cause, or retires prior to attaining the age of fifty-five, Executive Officer shall forfeit Executive Officer's
     Restricted Stock.

     ARTICLE 3.  Miscellaneous.

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     A.  Change of Election.  Following an election by Executive
Officer to have an Amount Deferred hereunder, he or she may not alter that election.

     B. Adjustments Upon a Change in Common Stock. In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, if such change equitably requires an adjustment in the number or kind of shares that may be issued hereunder, such adjustment shall be made by the Company and shall be conclusive and binding for all purposes hereunder.

     C. Withholding. In the event that the Company determines that it or an Affiliate is required by law to withhold taxes at any time, including, but not limited to, upon the vesting of shares of Restricted Stock, the Company shall have the right to require Executive Officer to pay to the Company the amount of taxes that the Company or Affiliate is required to withhold, or, in lieu thereof: (1) retain, or sell without notice, a sufficient number of shares of Restricted Stock held by it for Executive Officer to cover the amount to be withheld, or (2) withhold the amount of such taxes from any other sums due or to become due from the Company or an Affiliate to Executive Officer upon such terms and conditions as the Company shall prescribe.

     D. Amendment and Termination. The Board of Directors of the Company may amend, modify, change, or revise this Supplement by amendment at any time; provided, however, that (a) no amendment shall increase the duties or liabilities of the Board of Directors or the Company without written consent of each member and (b) no amendment shall be made without the written consent of Executive Officer if the effect of such amendment would reduce the rights of Executive Officer with respect to Restricted Stock acquired prior to the date of the amendment.

      The continuation of this Supplement is not assumed as a contractual obligation of the Company and the right is reserved by the Company at any time to discontinue this Supplement. This Supplement may be terminated by the Board of Directors at any time, when in its judgment, business, financial or other good causes make such termination necessary or appropriate; such termination to become effective upon the delivery of notice by the Board of Directors or the Company to Executive Officer.

     E. Merger. Any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall be substituted hereunder for the Company. This Supplement shall be binding on all successors to and assigns of the Company; provided that such successors or assigns may terminate this Supplement in accordance with the provisions hereof.

     F. Securities Laws. Regarding the purchasing of Restricted Stock the Company may require Executive Officer to represent and agree with the Company in writing that he or she is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Company deems appropriate to reflect any restriction on

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transfer.  Furthermore, all certificates for shares of Stock delivered under this Supplement shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and as any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     G. Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and Executive Officer. Nothing contained herein will confer upon Executive Officer the right to be retained in the service of the Company or an Affiliate or limit the right of the Company or an Affiliate to discharge or otherwise deal with Executive Officer without regard to the existence of this Supplement.

     H. Headings. The headings of Articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Supplement, the text shall control.

     I. Invalidity of Certain Provisions. If any provision of this Supplement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Supplement shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

     J. Law Governing. This Supplement shall be construed and enforced according to the laws of the State of Connecticut (other than its laws respecting choice of law).

     K. Limitation on Liability. Neither the Company nor any agent or representative of the Company who is an employee, officer, or director of the Company in any manner guarantees the payments to be made under this Supplement against loss or depreciation, and to the extent not prohibited by federal law, none of them shall be liable (except for his own gross negligence or willful misconduct), for any act or failure to act, done or omitted in good faith, with respect to this Supplement. The Company shall not be responsible for any act or failure to act of any agent appointed to administer this Supplement.

     L. Gender. Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural.

Portion of Management Incentive Plan
Compensation to be delivered in Restricted Stock $------------

Date:                                        October ____, 1996

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                              EXECUTIVE OFFICER

                               -------------------------------
                              (Signature)

                               -------------------------------
                              (Print Executive Officer's Name)

                              THE ADVEST GROUP, INC.


                              By:

                                   Allen Weintraub
                                   Chief Executive Officer